SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               AVON PRODUCTS, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

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[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------

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     3)  Filing Party:

         -------------------------------------------------------

     4)  Date Filed:

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




                                 [logo] A V O N
                              the company for women



                                                        March 27, 2000

Dear Shareholder:

     You are cordially invited to attend the 2000 Annual Meeting of Shareholders, which will be held at 10:00 a.m. on Thursday, May 4, 2000 in the Grand Salon at the Essex House, 160 Central Park South, New York City.

     The business and operations of Avon will be reviewed at the Annual Meeting. We hope that you will be able to attend.

     Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope so that your shares will be voted at the meeting.


                                          Sincerely yours,


                                           /s/ ANDREA JUNG
                                           ---------------------------------
                                               Andrea Jung
                                               President and
                                               Chief Executive Officer

                               AVON PRODUCTS, INC.
                           1345 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10105

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The 2000 Annual Meeting of Shareholders of Avon Products, Inc. ("Avon") will be held in the Grand Salon at the Essex House, 160 Central Park South, New York, New York 10019, on Thursday, May 4, 2000 at 10:00 a.m. for the following purposes:

     (1) To elect three (3) directors to three-year terms expiring in 2003;

     (2) To elect two (2) directors to a one-year term expiring in 2001;

     (3) To act upon a proposal to approve the Avon Products, Inc., 2000 Stock Incentive Plan;

     (4) To act upon a proposal to ratify the appointment of PricewaterhouseCoopers L.L.P. as Avon's independent accountants for 2000;

     (5) To transact such other business as properly may come before the meeting.

     The Board of Directors has fixed the close of business on March 17, 2000 as the record date for the purpose of determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.


            PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED
              PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.


                                                    Ward M. Miller, Jr.
                                                   SENIOR VICE PRESIDENT,
                                                GENERAL COUNSEL AND SECRETARY


March 27, 2000
New York, New York

                               AVON PRODUCTS, INC.
                           1345 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10105

                                   ----------

                                 PROXY STATEMENT

     This Proxy Statement is furnished by and on behalf of the Board of Directors of Avon Products, Inc. ("Avon" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held on May 4, 2000 in the Grand Salon at the Essex House, New York, New York 10019 and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card will be first mailed on or about March 27, 2000 to the shareholders of record of Avon on the Record Date, as defined below (the "Shareholders").

     THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                             SHARES ENTITLED TO VOTE

     Proxies will be voted as specified by Shareholders. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the Shares represented thereby will be voted FOR election as directors of the nominees listed in this Proxy Statement, FOR approval of the proposed Avon Products, Inc. 2000 Stock Incentive Plan, and FOR ratification of the appointment of PricewaterhouseCoopers L.L.P. as Avon's independent accountants for 2000. The submission of a signed proxy will not affect a Shareholder's right to attend, and to vote in person at, the Annual Meeting. Shareholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of Avon, executing a proxy bearing a later date or attending and voting in person at the Annual Meeting.

     Only Shareholders of record as of the close of business on March 17, 2000 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 237,519,317 shares of Avon's common stock, par value $.25 per share ("Common Stock"), outstanding ("Shares"). Holders of Shares are entitled to vote cumulatively for the election of directors and to cast one vote per Share on all other matters.

     According to New York law, any corporate action taken at a shareholders meeting is based on the votes cast. "Votes cast" means the votes actually cast "for" or "against" a particular proposal, whether by signed proxy or in person. Therefore, under New York law, abstentions and broker non-votes are not considered in determining whether a proposal is approved by shareholders. Directors are elected by a plurality of the votes cast; shareholder approval of each other proposal to be considered at the Annual Meeting requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

     In accordance with Company policy, all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders will be kept permanently confidential, except as may be required by law, for all matters other than contested elections. In addition, all proxy cards and other voting materials will be returned by shareholders to an independent vote tabulator, and the tabulation process and results of shareholder votes will be inspected by independent inspectors of election.

                    PROPOSALS 1 AND 2--ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes as nearly equal in number as possible. Effective from and after the date of the Annual Meeting, the Board has fixed the number of directors at 11 with three directors in the class whose term expires in 2003 (the "Class of 2003"), four directors in the class whose term expires in 2002 (the "Class of 2002") and four directors in the class whose term expires in 2001 (the "Class of 2001"). The terms of five incumbent directors, Jose Ferreira, Jr., Stanley C. Gault, Andrea Jung, Susan Kropf and Paula Stern, will expire at the Annual Meeting. The terms of the other incumbent directors will continue until either the 2001 or 2002 Annual Meeting. In order to attain an equal number for each class going forward, the Board has nominated Stanley C. Gault, Andrea Jung and Paula Stern for election to the Class of 2003 and Jose Ferreira, Jr. and Susan Kropf (both of whom are management directors) to the Class of 2001. The elections to the different classes will be conducted as two separate elections. PROPOSAL 1: The Board of Directors has nominated Stanley C. Gault, Andrea Jung, and Paula Stern for election to the Class of 2003 at the Annual Meeting, each to serve for a three-year term to expire at the Annual Meeting in 2003. PROPOSAL 2: The Board of Directors has nominated Jose Ferreira, Jr. and Susan Kropf for election to the Class of 2001 to serve for a one-year term to expire at the Annual Meeting in 2001.

     All Shares represented by properly executed proxies received in response to this solicitation will be voted for the election of directors as specified therein by the Shareholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of Stanley C. Gault, Andrea Jung, and Paula Stern to the Class of 2003 and FOR the election of Jose Ferreira, Jr. and Susan Kropf to the Class of 2001. Each nominee of the Company has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card may be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any of its nominees will be unable or decline to serve as a director.

     Shareholders may withhold their votes from the entire slate of nominees by so indicating in the space provided on the enclosed proxy card. Shareholders may withhold their votes from any particular nominee by writing that nominee's name in the space provided for that purpose on the enclosed proxy card.

     In voting for the election of directors, Shareholders are entitled to vote cumulatively. Each Shareholder is entitled to cast in each election the number of votes equal to the number of Shares held of record by such person, multiplied by the number of directors to be elected in such election. Because the election of directors to the Class of 2003 and the election of directors to the Class of 2001 are two separate elections, Shareholders are entitled to cumulate votes with respect to the election of directors to the Class of 2003, but they may not cumulate votes they are entitled to cast for the election of directors to the Class of 2003 with the votes they are entitled to cast for the election of directors to the Class of 2001, nor vice versa. In the election of three directors to the Class of 2003, Shareholders will be entitled, under cumulative voting, to a total of three votes per Share held of record by them, and they may cast all of such votes in this election for a single nominee, or distribute them among any two or more nominees, as they see fit. Similarly, in the election of two directors to the Class of 2001, Shareholders will be entitled, under cumulative voting, to a total of two votes per Share held of record by them, and they may cast all of such votes in this election for a single nominee, or distribute them among the two nominees, as they see fit. Shareholders may (but need not) cumulate their votes in the election of directors by indicating the distribution of their votes among the nominees in the space provided on the enclosed proxy card. If votes are not so distributed on the proxy, the persons appointed therein may exercise the right to vote the Shares represented by such proxy cumulatively in such Class election and may distribute the votes represented by such proxy among one or more of the nominees listed below (or any substitute candidates) for such Class in any manner they see fit.

     Set forth below is certain information furnished to the Company by each nominee and each director continuing in office after the Annual Meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW.

    NOMINEES FOR THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM EXPIRING 2003

                    STANLEY C. GAULT
                    Director of Avon since 1985           Age: 74

                    Mr. Gault was elected Chairman of the Board of Directors in a non-executive capacity, effective November 4, 1999. Mr. Gault is the former Chairman of the Board of The Goodyear Tire & Rubber Company from June 1991 to June 1996, a manufacturer of tires, chemicals, polymers, plastic film and
      [PHOTO} other rubber products. Mr. Gault was Chief Executive Officer of that Company from June 1991-December 1995. Previously, he was Chairman of the Board and Chief Executive Officer of Rubbermaid Incorporated from May 1, 1980 to May 1, 1991. He also is a director of The Timken Company, H. Freedlander, Wal-Mart Stores, Inc. and Vencor, Inc. He is a trustee and Chairman of the Board of The College of Wooster and a director of the National Association of Manufacturers.

--------------------------------------------------------------------------------

                    ANDREA JUNG
                    Director of Avon since 1998           Age 41

                    Ms. Jung was elected President and Chief Executive Officer of the Company effective November 4, 1999, having previously been President and a member of the Board of Directors since January 5, 1998 and Chief Operating Officer since July 1, 1998. She had been elected an Executive Vice President of the Company in March 1997 concurrently continuing as
     [PHOTO} President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined the Company in January 1994 as President, Product Marketing for Avon U.S. Previously she was Executive Vice President, Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of the General Electric Company. She is also a member of the Princeton University Board of Trustees and the Board of Directors of the Cosmetic, Toiletry and Fragrance Association (CTFA) and Catalyst.

--------------------------------------------------------------------------------

                    PAULA STERN, Ph.D
                    Director of Avon since 1997           Age 54

                    Dr. Stern is President of The Stern Group, Inc., an economic analysis and trade advisory firm established in 1988. She is a member of the President's Advisory Committee for Trade
      [PHOTO} Policy and Negotiations (ACTPN) and Co-Chairperson, International Competition Policy Advisory Committee (ICPAC) of the U.S. Department of Justice Antitrust Division. She previously had been with the U.S. International Trade Commission from 1978 to 1986, and was its Chairwoman 1984-1986. Dr. Stern is a director of CBS, Harcourt General, Wal-Mart Stores, Inc. and Infinity Broadcasting Corporation.

================================================================================

      NOMINEES FOR THE BOARD OF DIRECTORS FOR A ONE-YEAR TERM EXPIRING 2001

                    JOSE FERREIRA, JR.
                    Director of Avon since December 1999     Age: 43

                    Mr. Ferreira was elected Executive Vice President and Chief Operating Officer, International and New Business, effective December 2, 1999, having previously been Executive Vice
      [PHOTO} President since March 1997 with responsibility for Asia, plus as of 1999, Europe and Africa. Previously he had been President, Asia Pacific since 1995. Mr. Ferreira joined the Company in 1980 and prior to 1995 held various management positions in the U.S. as well as Latin America and Europe.

--------------------------------------------------------------------------------

                    SUSAN J. KROPF
                    Director of Avon since 1998           Age 51

                    Mrs. Kropf was elected an Executive Vice President and Chief Operating Officer, North America and Global Business Operations, effective December 2, 1999, having previously been Executive Vice President and President, North America, since March 1997 and a member of the Board of Directors of the Company effective January 5, 1998. She had been
     [PHOTO} appointed President of the Company's New and Emerging Markets in July 1996 and previously was Senior Vice President, Eastern Europe and during 1993 and 1994 Senior Vice President, Global Product Management. Mrs. Kropf joined the Company in 1971 and held various positions in manufacturing, marketing and product development prior to 1993. Mrs. Kropf is a director of The Mead Corporation, Greenpoint Financial Corporation and the Fragrance Foundation.

================================================================================

   MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE--TERM EXPIRING 2002

                    BRENDA C. BARNES
                    Director of Avon since 1994           Age: 46

                    Ms. Barnes retired at the end of 1997 as President and Chief Executive Officer of Pepsi-Cola North America, where she was responsible for the beverage business in the United States
    [PHOTO} and Canada. Ms. Barnes previously held sales, marketing and general management positions at Wilson Sporting Goods, Frito-Lay and Pepsi-Cola in her 22 years with PepsiCo. She is a director of Sears & Roebuck, Inc., THE NEW YORK TIMES and is on the Board of Trustees for Augustana College.

--------------------------------------------------------------------------------

                    FRED HASSAN
                    Director of Avon since May 1999       Age 54

                    Mr. Hassan is the President and Chief Executive Officer of Pharmacia & Upjohn, Inc., a research based global pharmaceutical company. He was elected to that position in May 1997 having previously held senior divisional and corporate positions with American Home Products Corporation
      [PHOTO} since 1989, including that of Executive Vice President and Board member. Prior to joining that company, he had held various executive positions with Sandoz Pharmaceuticals Corporation from 1972 to 1989 where he became CEO of its U.S. operations and research and development. Mr. Hassan is a director of Pharmacia & Upjohn, Inc.

--------------------------------------------------------------------------------

                    ANN S. MOORE
                    Director of Avon since 1993           Age: 49

                    Mrs. Moore is President, The People Magazine Group at Time, Inc. She has executive responsibilities for five magazines including People, InStyle, Teen People, People en Espanol and Real Simple. Mrs. Moore joined Time Inc. in 1978 in
      [PHOTO} Corporate Finance. Since then, she has held consumer marketing positions at SPORTS ILLUSTRATED, Fortune, MONEY and DISCOVER, moving to general management of SPORTS ILLUSTRATED in 1983. She serves on the boards of a number of non-profit organizations.

--------------------------------------------------------------------------------

                    LAWRENCE A. WEINBACH
                    Director of Avon since May 1999       Age 60

                    Mr. Weinbach is Chairman of the Board, President and Chief Executive Officer of Unisys Corporation, a worldwide information services and technology company. He was elected to that position in September 1997. He previously was
      [PHOTO} Managing Partner--Chief Executive of Andersen Worldwide, a global professional services organization from 1989 to 1997 and had held various senior executive positions with Andersen for a number of years prior thereto. Mr.
                    Weinbach is a director of Unisys Corporation.

================================================================================

   MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE--TERM EXPIRING 2001

                    RICHARD S. BARTON
                    Director of Avon since 1994           Age: 51

                    Mr. Barton is the Chairman and Chief Executive Officer of Adatom Corporation, which sells name brand products through retail electronic stores. Mr. Barton was formerly President, United States Customer Operations of Xerox Corporation, which manufactures, markets and services document processing
       [PHOTO} products and systems. He had been appointed to that position in October 1993 after two years as President, Chairman and Chief Executive Officer of Xerox Canada Inc. He had joined Xerox in 1971 and held a number of field and regional sales positions, becoming Executive Assistant to the President of Xerox in 1985 and later Vice President, Marketing Operations for the United States Marketing Group. Mr. Barton is a director of the U.S. Chamber of Commerce.

--------------------------------------------------------------------------------

                    EDWARD T. FOGARTY
                    Director of Avon since 1995           Age: 63

                    Mr. Fogarty is the former Chairman of Tambrands, Inc., the manufacturer of Tampax tampons, and its Chief Executive Officer from May 1994 to September 1997. Previously, he was President, Colgate USA/Canada/Puerto Rico, for the
       [PHOTO} Colgate-Palmolive Company from 1989-1994. From 1983-1989, he was Senior Vice President and General Manager, Consumer Products Division, at Corning Inc. Mr. Fogarty is a director of UST, Inc.

--------------------------------------------------------------------------------

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Company's Board of Directors held ten meetings in 1999. The Board has the following regular committees: Audit Committee, Compensation Committee, Finance and Strategic Planning Committee and Nominating and Corporate Governance Committee. No director attended less than 75% of the aggregate number of meetings of the Board and the Board Committees on which he or she served.

     The Audit Committee, composed of Edward T. Fogarty, as Chair, Richard S. Barton, Paula Stern and Lawrence A. Weinbach met three times in 1999. The responsibilities of the Audit Committee include, in addition to such other duties as the Board may specify: (i) making recommendations to the Board with respect to the appointment of independent accountants; (ii) reviewing and approving the timing and scope of the independent accountants' audit examination and the related fees; (iii) reviewing the audit results, including any material comments and recommendations on internal controls or accounting matters by the Company's independent accountants and the Company's responses thereto; (iv) reviewing the scope and effectiveness of internal auditing activities; (v) reviewing material changes in, and overall compliance with, accounting and financial reporting requirements, policies and procedures; (vi) annually reviewing compliance by Company employees with the Company's policy on standards of business conduct and the expense accounts of senior management; (vii) reviewing the scope and effectiveness of internal accounting controls with the Company's financial management and independent accountants; (viii) reviewing the Company's compliance with environmental rules and regulations; and (ix) meeting with the independent accountants, internal auditors and Company management at least three times per year; (x) reviewing the company's financial statements in its Annual Reports; and (xi) reviewing and approving non-audit services performed by the independent accountants and the related fees.

     The Compensation Committee, composed of Brenda C. Barnes, as Chair, Edward
T. Fogarty, Fred Hassan, and Ann S. Moore met six times in 1999. The responsibilities of the Compensation Committee include, in addition to such other duties as the Board may specify: (i) reviewing management's recommendations for compensation of officers of the Company and its affiliates and approving such compensation for all senior officers of the Company; (ii) making recommendations to the Board with respect to compensation for any employee of the Company who also is a director of the Company; (iii) reviewing and approving (or recommending to the Board for approval) the adoption, modification or amendment of employee benefit plans; (iv) reviewing and approving (or recommending to the Board for approval) compensation programs and policies affecting officers and key employees of the Company, including all incentive compensation plans and establishing performance goals and objectives under such plans; (v) administering all of the Company's long-term incentive compensation plans and approving (or recommending to the Board for approval), the grant of awards under such plans including, but not limited to, stock options, restricted stock, performance units, stock bonuses and cash awards;
(vi) reviewing the existing compensation and benefit plans for employees and making recommendations to the Board with respect to changes where warranted; and
(vii) annually assessing the performance of the Company's Chief Executive Officer and such other senior officers as it may deem appropriate.

     The Finance and Strategic Planning Committee, composed of Stanley C. Gault, as Chair, Richard S. Barton, Fred Hassan and Paula Stern met five times in 1999. The responsibilities of the Finance and Strategic Planning Committee include, in addition to such other duties as the Board may specify: (i) reviewing with management on a timely basis significant financial matters of the Company and its subsidiaries, including capital needs, credit ratings, funding activities and investment of surplus funds; (ii) reviewing relationships with the Company's principal lending institutions and investment advisors; (iii) reviewing the financial terms of proposed acquisitions and sales or other dispositions of significant assets or subsidiaries of the Company and making recommendations to the Board as appropriate; (iv) reviewing proposals for and making recommendations to the Board with respect to all offerings of the Company's debt and equity securities; (v) reviewing the funding programs of the Company and providing guidance and general parameters for the Company's debt and lease commitments and total indebtedness; (vi) reviewing the management of the Company's employee benefits trust funds; (vii) approving dividend declarations and such other transactions as may be specifically delegated by the Board; (viii) approving capital transactions and other project expenditures up to a maximum of Forty Million Dollars ($40,000,000), and periodically reviewing actual principal capital expenditures versus related approved budgeted amounts; (ix) evaluating the Company's strategic planning process and procedures; (x) working with management and the Board in developing and reviewing the Company's strategic plans; and (xi) analyzing and approving the Company's stated financial objectives.

     The Nominating and Corporate Governance Committee, composed of Ann S. Moore, as Chair, Brenda C. Barnes, Stanley C. Gault and Laurence A. Weinbach met four times in 1999. The responsibilities of the Nominating and Corporate Governance Committee include, in addition to such other duties as the Board may specify, reviewing and making recommendations to the Board, with respect to: (i) Board policies regarding the size and composition of the Board, qualifications for Board membership, and the compensation of non-employee directors; (ii) prospective candidates for Board membership; (iii) candidates to fill vacancies on the Board that occur between annual meetings of shareholders; (iv) the slate of nominees for director to be proposed for election by shareholders at annual meetings; (v) the number of Board committees and their composition; (vi) changes or additions to Board and committee procedures; (vii) policies and procedures with respect to periodically assessing the effectiveness of the Board and Board committees; and (viii) management development and succession planning. Shareholders may submit nominations of candidates for election to the Board of Directors. Additional information regarding the shareholder nomination procedure will be provided upon request to the Secretary of the Company.

     At the end of 1999 certain changes were made in the membership of Board Committees. Mr. Weinbach became Chair of the Audit Committee and Mr. Fogarty Chair of the Finance and Strategic Planning Committee. Mr. Hassan became a member of the Audit Committee and Dr. Stern replaced him as a member of the Compensation Committee.

     Directors who are officers or employees of the Company or any subsidiary of the Company receive no remuneration for services as a director. Effective on and after May 1, 1997, each non-management director receives an Annual Retainer consisting of $25,000 plus an annual grant of shares of the Company's Common Stock having a market value as of the date of grant of approximately $25,000, based on the average mean price of Common Stock as reported on the New York Stock Exchange for the preceding ten trading days. The first such grant was made immediately after the 1997 Annual Meeting of Shareholders with subsequent grants to be made immediately after future Annual Meetings. All shares so granted to a non-management director will be restricted as to transfer until he or she retires from the Board, but will immediately be entitled to regular dividends and eligible for voting rights similar to all other outstanding shares of Common Stock.

     In addition to the Annual Retainer, each non-management director receives a fee of $1,000 for each special meeting of the Board of Directors and each committee meeting attended, and an annual retainer of $3,000 for acting as Chair of any committee of the Board. The Company has adopted a compensation plan for its non-management directors permitting them by individual election to defer all or a portion of their fees. The value of such deferred fees, depending upon elections made by such director, increase or decrease proportionately with the price of the Common Stock or earn interest at a rate based on the prime rate.

     Also effective as of May 1, 1997, the Retirement Plan for non-management directors was discontinued. Those non-management directors who had participated in that plan prior to that date had the actuarial value of their accrued retirement benefits converted to a one-time grant of the Company's Common Stock, restricted as to transfer in the same manner as an Annual Retainer grant.

     In replacement of such plan, each non-management director receives an annual grant of options to purchase 4,000 shares of the Company's Stock, at an exercise price based on the price of a share of Common Stock as reported on the New York Stock Exchange on the date of grant. The first such grant was made immediately after the 1997 Annual Meeting; additional grants were made immediately after the 1998 and 1999 Annual Meetings and subsequent grants will be made immediately after future Annual Meetings. Each grant of options will have a ten year term as to exercise but the options covered by any one grant may not be exercisable until one year after the date of such grant.

     Effective as of November 4, 1999, Stanley C. Gault was elected Chairman of the Board of Directors in a non-executive capacity and on that date was granted 200,000 non-qualified stock options.

                               OWNERSHIP OF SHARES

     The following table sets forth certain information as of March 10, 2000 regarding the amount of Common Stock beneficially owned by each director and director nominee of Avon, each named executive (as defined in the introduction to the Summary Compensation Table), all directors and executive officers of Avon as a group and all persons known to Avon who beneficially own more than five percent of the outstanding shares of Common Stock. All shares shown in the table reflect sole voting and investment power except as otherwise noted.

                                                 Amount and Nature of    Percent
         Name of Beneficial Owner                Beneficial Ownership   of Class
         ------------------------                --------------------   --------
The Capital Group Companies(1) ................        24,948,300         10.3%
Citigroup, Inc. (2) ...........................        12,553,790          5.2
FMR Corporation (3) ...........................        15,681,951          6.5
Oppenheimer Capital (4) .......................        12,215,676          5.0
Richard S. Barton (5) .........................             9,728          *
Brenda C. Barnes (5) ..........................            28,654          *
Robert J. Corti (6) ...........................            98,280          *
Jose Ferreira, Jr. (7) ........................           136,208          *
Edward T. Fogarty (5) .........................            27,140          *
Stanley C. Gault (5) ..........................           100,208          *
Fred Hassan (5) ...............................            14,476          *
Andrea Jung (8) ...............................           323,262          *
Susan J. Kropf (9) ............................           183,500          *
Fernando Lezama (10) ..........................           223,782          *
Ann S. Moore (5)(11) ..........................            23,048          *
Charles R. Perrin (12) ........................           358,548          *
Paula Stern (5) ...............................            13,936          *
Lawrence A. Weinbach (5) ......................             4,976          *
All directors and executive
  officers as a group [17] ....................         1,681,595(13)      *

----------

* Indicates less than 1% of the outstanding Shares, inclusive of shares that may be acquired within 60 days of March 10, 2000 through the exercise of stock options.

(1) The address of the Capital Group Companies is 333 South Hope Street, Los Angeles, California 90071; most shares are held by its subsidiary, Capital Research and Management.

(2) The address of Citigroup, Inc. is 425 Park Avenue, New York, NY 10043; most shares are held by its subsidiary, Salomon Smith Barney Holdings, Inc.

(3) The address of FMR Corporation is 82 Devonshire Street, Boston, Massachusetts 02109; most shares are held by its subsidiary, Fidelity Management and Research Company.

(4) The address of Oppenheimer Capital is 1345 Avenue of the Americas, New York, NY 10105.

(5) Includes 1930 restricted shares granted to the indicated non-management director (476 shares with respect to Messrs. Hassan and Weinbach) as part of his or her Annual Retainer compensation plus additional restricted shares granted to certain non-management directors upon discontinuance in 1997 of the Directors' Retirement Plan, as follows: Ms. Barnes 4,060 shares, Mr. Barton 3,392 shares, Mr. Fogarty 2,204 shares, Mr. Gault 11,272 shares, and Mrs. Moore 4,812 shares. For all such restricted shares, the director has sole voting but no investment power. In addition, there is included for each indicated non-management director shares which he or she has the right to acquire within 60 days of March 10, 2000 through the exercise of stock options as follows: Messrs. Barton, Gault, Hassan and Weinbach, 4,000 shares each and for each other non-management director, 12,000 shares each.

 (6) Includes 20,000 shares as to which Mr. Corti has sole voting but no investment power and 67,916 shares as to which Mr. Corti has the right to acquire within 60 days of March 10, 2000 through the exercise of stock options.

 (7) Includes 20,000 shares as to which Mr. Ferreira has sole voting but no investment power and 83,061 shares as to which Mr. Ferreira has the right to acquire within 60 days of March 10, 2000 through the exercise of stock options.

 (8) Includes 50,000 shares as to which Ms. Jung has sole voting but no investment power and 208,870 shares as to which Ms. Jung has the right to acquire within 60 days of March 10, 2000 through the exercise of stock options.

 (9) Includes 30,000 shares as to which Ms. Kropf has sole voting but no investment power and 111,117 shares as to which Ms. Kropf has the right to acquire within 60 days of March 10, 2000 through the exercise of stock options.

(10) Includes 15,000 shares as to which Mr. Lezama has sole voting but no investment power and 131,258 shares as to which Mr. Lezama has the right to acquire within 60 days of March 10, 2000 through the exercise of stock options.

(11) Mrs. Moore shares voting and investment power with her spouse as to some of these shares.

(12) Includes 800 shares as to which Mr. Perrin disclaims beneficial ownership, 153,000 shares as to which Mr. Perrin shares voting and investment power with his wife and 202,328 shares as to which Mr. Perrin has the right to acquire within 60 days of March 10, 2000 through the exercise of stock options.

(13) Includes 1,000 shares as to which the directors and executive officers as a group disclaim beneficial ownership. Includes 157,100 shares as to which beneficial ownership was shared with others and 959,551 shares which the directors and executive officers as a group have a right to acquire within 60 days of March 10, 2000 through the exercise of stock options.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

     The Compensation Committee is made up of outside, non-employee members of the Board of Directors whose names are listed at the end of this report. The Committee sets and administers the policies that govern compensation programs of the Company's executive officers. This includes reviewing and recommending for approval by non-management directors of the Board specific overall compensation packages for the Chief Executive Officer (CEO), and any other executive officer who is also a member of the Board.

EXECUTIVE COMPENSATION GUIDING PRINCIPLES

     The Company's executive compensation program is designed to attract, motivate and retain the key talent necessary to run this highly competitive business and support the Company's overall business strategy. The guiding principles used in the design of the program are:

     o Total compensation levels must be competitive with the compensation practices of other leading beauty, direct selling and consumer products companies and commensurate with relative shareholder returns and financial performance.

     o Compensation opportunities must be related to performance such that individual, operating business unit and/or global performance results in compensation awards that are higher or lower than target.

     o Compensation programs must be designed to balance short and long-term financial objectives that build shareholder value and reward for team and overall Company performance.

     o Compensation programs should focus executives on the financial objectives that support increased total shareholder returns.

     Working with an independent compensation consulting firm, the Company annually evaluates the compensation of its key executives against a Compensation Peer Group consisting of 15 beauty and consumer goods companies to ensure that our total compensation program is competitive. The total target compensation of executive officers is positioned slightly above the median rate of the Compensation Peer Group. The three components of total compensation include base salary, an annual bonus plan named the Management Incentive Plan and long-term incentive compensation.

BASE SALARY

     The midpoints of salary ranges for executive officers is set at the median of the Compensation Peer Group companies. With the Company's pay for performance philosophy, exceptional performers are eligible for salaries above the median of the peer group. Annual salary increases are based on individual performance, job responsibilities, competitive data of the Compensation Peer Group, and the Company's overall salary budget guidelines. In 1999, salaries for executive officers overall were slightly ahead of the median of the peer group for similar positions.

MANAGEMENT INCENTIVE PLAN

     The Management Incentive Plan (MIP) provides incentive compensation aligned with the short-term performance of the Company. Bonuses range from 0 to 200% of individual target awards, which are set as a percentage of salary by management level. Incentives are payable based upon the degree of attainment of pre-established performance measures set by the Compensation Committee at the beginning of each year. For 1999 pre-established performance measures for the CEO and COO were based on the achievement of earnings per share (E.P.S.) objectives as well as individual performance objectives. The performance measures for most other executive officers included operating profit objectives for their business unit or a combination of E.P.S. and individual performance objectives. 1999 E.P.S. results were slightly below target and accordingly the Committee approved awards based on E.P.S. performance that were 86.5% of target.

LONG-TERM INCENTIVE COMPENSATION

     Effective commencing in 1997, the Committee recommended, and the Board of Directors approved, a Long-Term Incentive Plan ("1997 LTIP"), which plan was approved at the Annual Meeting of Shareholders held May 1, 1997. Approximately 400 executives, including all officers, participated in the 1997 LTIP.

     Awards under that plan principally consisted of two forms of "at risk" compensation, namely stock options and cash based Performance Units. Performance Units were earned out over the three-year performance period of 1997-1999 and cash awards were paid in early 2000.

     The cash value of all Performance Units was based on the degree to which applicable performance objectives had been attained. The principal performance objective for executive officers consisted of cumulative Earnings Per Share ("EPS") objectives for the three year period. Based on actual E.P.S. performance for the period the cash value of such units, based on that objective, was slightly below the target objective. Payouts for the named executives, including those for the Chief Executive Officers in 1999, are reported in the Summary Compensation Table onPage 14.

     Under the 1997 LTIP, non-qualified stock options were granted annually for a term of ten years at 100% of the market price on the date of grant. An option may not be exercised earlier than one year after the grant date and is thereafter exercisable in cumulative annual portions at the rate of one-third of the total shares covered by the grant. The number of options previously granted to a participant are not considered in determining subsequent grants.

     The Committee has recommended, and the Board of Directors has approved, a new Stock Award Plan pursuant to which long term compensation awards will be provided subsequent to 1999. The Stock Award Plan is subject to approval by the Company's shareholders in accordance with Proposal 3 as described hereafter. Both the 1997 LTIP and the new Stock Award Plan provide that shares of restricted stock may be granted to selected key executives.

DETERMINATION OF CEO COMPENSATION

     Andrea Jung became the Company's Chief Executive Officer (CEO) as of November 4, 1999, having served as President and Chief Operating Officer since July 1, 1998. In connection with her promotion to CEO, her annual rate of base salary was increased from $650,000 to $900,000. Her annual bonus for 1999, which principally had a target performance percentage equal to 84% of base salary, was based on achievement of the performance objectives described above under "Annual Incentive Plan". The Committee approved an award of 86.5% of her overall bonus target resulting in an award to Ms. Jung of $512,256.

     Charles R. Perrin retired as CEO effective November 4, 1999. For 1999 he received a base salary of $1,000,000. He received an award under the Annual Incentive Plan for 1999 based on the performance objectives described above and a target performance percentage equal to 84% of his base salary. The Committee approved an award to Mr. Perrin of $691,664.

LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION

     Pursuant to the 1993 Tax Act, a portion of annual compensation payable to any of the Company's five highest paid executive officers (apart from stock options) may not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1 million. It is anticipated that non-deferred 1999 compensation payable to several executive officers during 1999 may be somewhat in excess of $1 million, inclusive of performance-based incentive compensation. The Committee has determined that it is in the best interests of the Company that it retain the discretion of providing its senior executive officers with the opportunity of earning appropriate performance-based incentive compensation notwithstanding that a portion thereof may not be eligible for a tax deduction under current Internal Revenue Code laws.

                                            Brenda C. Barnes, Chair
                                            Edward T. Fogarty
                                            Ann S. Moore
                                            Paula Stern

FIVE-YEAR PERFORMANCE GRAPH

     The following indexed line graph indicates the Company's total return to shareholders for each of the five years ended December 31, 1995 through 1999, as compared to total return to shareholders for the Standard & Poor's 500 Composite Index and an industry composite of certain Avon peer companies (the "Industry Composite"). The common stocks of the Industry Composite companies have been included on a weighted basis to reflect the relative market capitalization of the companies.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
               AVON, S&P 500 INDEX, AND NEW INDUSTRY COMPOSITE(2)

                                    [GRAPH]

     Assumes $100 invested on December 30, 1994 in Avon Common Stock, the S&P 500 Index and the Industry Composite. The dollar amounts indicated in the graph above and in the chart below are as of last trading day in the year indicated.

                              1994     1995     1996     1997     1998     1999
                             ------   ------   ------   ------   ------   ------
Avon .....................   $100.0   $130.1   $202.0   $221.5   $325.4   $247.5
S&P 500 ..................    100.0    137.4    167.0    218.8    280.3    338.2
Industry Composite .......    100.0    133.7    175.7    255.9    305.2    352.9

----------

(1) Total Return assumes reinvestment of dividends at the closing price at the end of each quarter.

(2) Industry Composite includes Alberto-Culver, Revlon, Clorox, Estee Lauder, Dole Food, Hershey Food, General Mills, Campbell Soup, Procter & Gamble, Colgate Palmolive, Warner Lambert, Dial Corporation, Gillette, Heinz.

                                TABLES AND PLANS

     This section of the proxy statement discloses fiscal 1999 plan and non-plan compensation awarded or paid to, or earned by, the Company's Chief Executive Officers and, of the Company's other executive officers during fiscal 1999, each of the four persons who were most highly compensated in fiscal 1999 (together, these persons are sometimes referred to as the "named executives").

                                              SUMMARY COMPENSATION TABLE

                                                  Annual Compensation            Long-term Compensation
                                           --------------------------------- ------------------------------
                                                                                         Securities
                                                                   Other     Restricted  Underlying    Long-term       All
                                                                   Annual       Stock     Options/     Incentive      Other
                                          Salary       Bonus    Compensation   Awards       Sars        Payouts    Compensation
      Name and Position           Year     ($)          ($)         (2)        ($)(3)        (#)          ($)        ($)(4)
      -----------------           ----    -----      ---------  ------------ ----------   ----------   ---------   ------------
Charles R. Perrin(1) ..........   1999    945,892    691,664                         0      220,000    1,401,134     21,144
  Chief Executive Officer         1998    800,000    998,163                         0      225,000            0     14,292

Andrea Jung(1) ................   1999    671,097    512,256                         0      350,000    1,170,881     30,199
  President and                   1998    550,000    629,899                 3,847,500      105,484            0     17,149
  Chief Executive  Officer        1997    380,576    139,930                         0       25,046            0      5,709

Fernando Lezama ...............   1999    485,333    238,599                                 60,833      370,594          0
  Executive Vice President,       1998    461,100    345,742                   911,250       22,786            0          0
  Asia  Pacific                   1997    332,010    302,422                   654,380       59,068            0          0

Susan J. Kropf ................   1999    475,665    276,708                         0      110,000      733,260     21,405
  Executive Vice President        1998    450,000    513,447                 1,822,500       25,634            0     13,451
  and Chief Operating             1997    353,803    190,640                         0       21,094            0      5,282
  Officer, North America

Jose Ferreira .................   1999    479,333    446,078                         0      110,000      412,178     35,980
  Executive Vice President        1998    410,000    514,529                 1,215,000       22,786            0     16,589
  and Chief Operating
  Officer, International

Robert J. Corti ...............   1999    335,617    203,193                   870,000       58,833      363,711     15,103
  Executive Vice President
  and Chief Financial
  Officer

----------

(1)  Ms. Jung succeeded Mr. Perrin as Chief Executive Officer effective November
     4, 1999 having previously been President and Chief Operating Officer.

(2) This column would include the value of certain personal benefits only where the value is greater than the lower of $50,000 or 10% of an executive's
     Salary and Bonus for the year. Such threshold was not exceeded for any of the named executives.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(3) The dollar amount shown equals the number of shares of restricted stock granted, multiplied by stock price on grant date. The following table presents information regarding aggregate holdings of restricted stock at December 31, 1999 for the named executives. Dividends on these shares are paid at the same time as those on the Company's unrestricted stock. In the event of a change of control, all shares of restricted stock would be cashed out.

                                 Holdings of Restricted Shares at 12/31/99
                              -------------------------------------------------
                                 Number of                     Aggregate Market
                                Restricted     Total Number        Value of
                              Shares Granted   of Restricted   Restricted Shares
         Name                 in Fiscal 1999    Shares Held     At 12/31/99(A)
         ----                 --------------   -------------   -----------------
         Mr. Perrin ........            0          2,180              71,940
         Ms. Jung ..........            0        120,000           3,960,000
         Mr. Lezama ........            0         30,000             990,000
         Ms. Kropf .........            0         60,000           1,980,000
         Mr. Ferreira ......            0         40,000           1,320,000
         Mr. Corti .........       20,000         20,000             660,000

         ----------

        (a) "Market Value" is determined by reference to the per share closing price on December 31, 1999 ($33.00).

(4) The amounts in this column include the following: (i) Company matching contributions to the Employees' Savings and Stock Ownership Plan and/or Deferred Compensation Plan--Mr. Perrin, $21,144; Ms. Jung, $30,199; Ms. Kropf, $21,405 Mr. Ferreira, $21,570 ; and Mr. Corti, $15,103; (ii)
     above-market portion of interest earned on deferred compensation--Mr. Ferreira, $14,410. In addition, not included in this column, Mr. Ferreira received an aggregate relocation, overseas housing and cost-of-living allowance totaling $533,173.

OPTION GRANTS

     This table presents information regarding options that may be exercised to purchase shares of the Company's Common Stock.


                          OPTION GRANTS IN FISCAL 1999

                         Individual Grants
                     ------------------------
                      Number of   % of Total
                     Securities     Options
                     Underlying   Granted to
                       Options     Employees   Exercise              Grant Date
                       Granted     in Fiscal     Price   Expiration   Present
   Name                 (#)(1)      Year(2)      ($/Sh)     Date     Values (3)
----------           ----------   -----------  --------   --------  ----------
Mr. Perrin .......     220,000        9.9%     39.3125     2/3/09    2,640,000

Ms. Jung .........     100,000       15.7%     39.3125     2/3/09    1,200,000
                       250,000                 35.25      12/1/09    3,000,000

Mr. Lezama .......      15,000        2.7%     39.3125     2/3/09      180,000
                        45,833                 35.25      12/1/09      549,996

Ms. Kropf ........      20,000        4.9%     39.3125     2/3/09      240,000
                        90,000                 35.25      12/1/09    1,080,000

Mr. Ferreira .....      20,000        4.9%     39.3125     2/3/09      240,000
                        90,000                 35.25      12/1/09    1,080,000

Mr. Corti ........      13,000        2.6%     39.3125     2/3/09      156,000
                        45,833                 35.25      12/1/09      549,996
----------

(1) The indicated options have a term of 10 years and were granted pursuant to the Company's 1993 Stock Incentive Plan.

(2)  Based on 2,224,825 options granted in fiscal 1999.

(3) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating Grant Date Present Values: average option term of ten years, volatility of 25.94%

     (calculated monthly over the three preceding calendar years), dividend yield of 1.84% and interest rate of 6.1% (ten year Treasury note rate). The real value of options in this table depends upon the actual performance rate of the Company's stock during the applicable period and upon when they are exercised.


OPTION EXERCISES AND VALUES

     This table presents information regarding options exercised for shares of the Company's Common Stock during fiscal 1999 and the value of unexercised options held at December 31, 1999. There were no options exercised by the named executives during fiscal 1999.

                 AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND 1999 FISCAL YEAR-END OPTION VALUE

                                                      Number of Securities                  Values of
                                                     Underlying Unexercised           Unexercised In-the-Money
                      Shares Acquired    Value        Options at FY-End (#)           Options at FY-End (#)(1)
                        On Exercise    Realized    ---------------------------     ------------------------------
Name                        (#)         ($) (1)    Exercisable   Unexercisable     Exercisable      Unexercisable
----                   --------------  ---------   -----------   -------------     -----------      -------------
Mr. Perrin .........        0             0          129,000        445,000           146,250          412,500
Ms. Jung ...........        0             0          152,234        418,554         1,614,519           89,311
Mr. Lezama .........        0             0           74,248        120,439           976,822          107,172
Ms. Kropf ..........        0             0           88,874        134,122         1,142,704           57,256
Mr. Ferreira .......        0             0           30,016        164,514           189,285           98,750
Mr. Corti ..........        0             0           45,142         83,273           455,680           45,155

----------

(1) Value of Unexercised, In-the-Money Options at 12/31/99 is calculated as follows: [(Per Share Closing Sale Price on 12/31/99) - (Per Share Exercise
    Price)] x Number of Shares Subject to Unexercised Options. The per share closing price on 12/31/99 was $33.00.


                    RETIREMENT, DEATH AND SEVERANCE BENEFITS

     Four of the named executives accrue retirement benefits under a Supplemental Executive Retirement Plan (the "Supplemental Plan") which is described below, namely Ms. Jung, Mrs. Kropf and Messrs. Ferreira and Corti. Benefits under the Supplemental Plan are based on the average of a participant's three highest years compensation during the ten years of service prior to retirement and the number of years of creditable service. Such compensation includes base salary and annual incentive bonuses. Benefits payable under the Supplemental Plan are offset by benefits payable to the participant under the Company's Employees' Retirement Plan (the "Retirement Plan"). The following table shows the estimated annual retirement benefits for a life annuity under the Supplemental Plan (inclusive of benefits payable by the Retirement Plan) for participants retiring at age 65 whose three year average compensation and years of service at retirement would be in the classification shown.


                ESTIMATED ANNUAL RETIREMENT ALLOWANCES AT AGE 65

 Average of Three
  Highest Years'
Annual Compensation
 in Last Ten Years             15         20         25         30         35
--------------------        -------    -------    -------    -------    -------
   $  500,000 ...........   150,000    200,000    250,000    275,000    300,000
      600,000 ...........   180,000    240,000    300,000    330,000    360,000
      700,000 ...........   210,000    280,000    350,000    385,000    420,000
      800,000 ...........   240,000    320,000    400,000    440,000    480,000
      900,000 ...........   270,000    360,000    450,000    495,000    540,000
    1,000,000 ...........   300,000    400,000    500,000    550,000    600,000
    1,100,000 ...........   330,000    440,000    550,000    605,000    660,000
    1,200,000 ...........   360,000    480,000    600,000    660,000    720,000
    1,300,000 ...........   390,000    520,000    650,000    715,000    780,000
    1,400,000 ...........   420,000    560,000    700,000    770,000    840,000
    1,500,000 ...........   450,000    600,000    750,000    825,000    900,000

     As of December 31, 1999, Ms. Jung had an average three year compensation of $887,623 and 6 years of creditable service; Mrs. Kropf had an average three year compensation of $774,618 and 29 years of creditable service; Mr. Ferreira had an average three year compensation of $721,804 and 20 years of creditable service; and Mr. Corti had an average three year compensation of $490,538 and 23 years of creditable service.

     Mr. Perrin retired from employment effective as of January 1, 2000 and received a lump sum payment of $3,840,000 in lieu of any retirement benefits. The retirement benefits of Mr. Lezama, who is a resident of Mexico, are determined under a plan provided for the Company's oversees executives as well as certain plans applicable to executives employed in Mexico. Overall his benefits are based on factors that include length of service and compensation earned over his last few years of employment. Based on his 1999 level of compensation, it is estimated that Mr. Lezama's net annual pension benefit, assuming age 60 retirement, would be approximately $164,500 based on the current rate of exchange for Mexican pesos.

CONTRACTS WITH EXECUTIVES

     The Company has employment contracts ("Employment Contracts") with four of the named executives, namely Ms. Jung, Mrs. Kropf, Mr. Ferreira and Mr. Corti.

     The Employment Contracts provide that if the executive's employment is terminated without cause, the executive generally shall receive a payment equal to the sum of: (i) the present value of the executive's Base Salary for a period equal to two or three years (depending upon the executive's position at the Company); (ii) continuation of benefits for two or three years (depending upon the executive's position at the Company); and (iii) a bonus payment in an amount not to exceed the executive's target annual bonus for the year of termination.

     The Employment Contracts also provide that upon the executive's actual or constructive termination of employment in connection with the occurrence of certain change of control or potential change of control events (as defined in the Employment Contracts), the executive will receive payment of an amount equal to the sum of: (a) up to three years' salary and bonus, (b) the present value of three years' insurance and fringe benefits, and (c) the cash-out value of all then outstanding stock options, and Restricted Shares. Assuming an actual or potential change of control had occurred on January 2, 2000 and with termination of the executives immediately thereafter, Ms. Jung would receive $4,236,000; Mrs. Kropf would receive $2,478,000; Mr. Ferreira would receive $2,988,000 and Mr. Corti would receive $1,660,000 plus, the amounts referred to in (b) and (c) above.

     The Employment Contracts also provide for reimbursement by the Company of any excise taxes incurred under Section 4999 of the Internal Revenue Code by reason of a change of control, and for any income and excise taxes incurred in connection with such reimbursement. The actual amount of such reimbursements is difficult to determine due to, among other things, (i) the number of variables involved, such as the price of the Common Stock at relevant times and the circumstances and timing of any termination, and (ii) uncertainties regarding the application of the relevant tax rules.

            PROPOSAL 3--AVON PRODUCTS, INC. 2000 STOCK INCENTIVE PLAN

     The Board of Directors has approved and recommends for Shareholder approval the Avon Products, Inc. 2000 Stock Incentive Plan (the "2000 Plan"), the full text of which is set forth in appendix A to this Proxy Statement. The 2000 Plan would replace the Company's 1993 Stock Incentive Plan approved by the Company's Shareholders in 1993, pursuant to which awards may be granted in the form of non-qualified stock options, Incentive stock options, stock appreciation rights, performance units, stock units, and shares of restricted stock, all of which types of awards would continue to be available under the 2000 Plan.

     The principal purpose of the 2000 Plan is to provide competitive incentive compensation for officers and employees of the Company that is linked to stock ownership and increases in Shareholder value derived from appreciation in the Company stock price.

     The 2000 Plan will be administered by a committee of directors (The "Committee"), each of whom must be an independent outside director for purposes of Section 162(m) of the 1986 Internal Revenue Code; directors who are employees of the Company will not be eligible to serve as members of the Committee. The Committee will determine the persons to whom, and the times at which, awards will be granted, the type of awards to be granted and all other related terms and conditions of the awards, subject to the limitations set forth in the 2000 Plan. The terms and conditions of each award will be set forth in a written agreement with a participant or a written program established by the Committee. All officers and certain management employees of the Company and its affiliates are eligible to participate in the Plan. It is currently estimated that approximately 800 individuals will be eligible to participate.

     A total of 18,250,000 shares of Common Stock are reserved for issuance pursuant to the 2000 Plan, of which no more than 6,000,000 shares may be used for grants of restricted stock or stock units. The number of shares of Common Stock reserved under the Plan is subject to adjustment in the event of stock dividends, stock splits, recapitalizations and similar events. No further awards will be made under the 1993 Plan.

     The per share exercise price of any options may not be less than the fair market value of a share of Common Stock at the time of grant. Once an option is granted, the exercise price may not be reduced by amendment and an option may not be exchanged for a new option with a lower exercise price. The Committee shall be authorized to accelerate the vesting, exercisability and settlement of awards and to permit the exercise price of an option to be paid in cash, by the delivery of shares, or by a "cashless exercise" through a broker.

     The Board of directors may amend or terminate the Plan without the approval of the Shareholders, but may condition any amendment on Shareholder approval if the Board believes it is necessary or advisable to comply with any applicable tax or regulatory requirement. No termination or amendment of the Plan without the consent of the holder of an award shall adversely affect the rights of that participant. The Committee may provide with respect to any award that, in the event of a Change of Control of the Company (as defined in the Plan), the award may be cashed out in an amount based on the fair market value of the Common Stock without regard to the exercisability of the award or any other conditions or restrictions. Alternatively, all stock options may become immediately vested and fully exercisable.

     It cannot be determined at this time what awards will be made to any person, or group of persons, under the 2000 Plan; the initial grant of awards is contingent upon approval of the Plan by Shareholders at the 2000 Annual Meeting of Shareholders, in accordance with this proxy statement. It is anticipated that the initial awards to be made in the year 2000 will principally consist of non-qualified stock options. The closing price of the Company's Common Stock as reported on the New York Stock Exchange for March 16, 2000 was $34 per share.

     FEDERAL INCOME TAX CONSEQUENCES. A participant will not recognize income upon the grant of an option or at any time prior to the exercise of the option. At the time the participant exercises a non-qualified option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the price paid for the Common Stock, and the Company will then be entitled to a corresponding deduction.

     A Participant who exercises an Incentive stock option will not be taxed at the time he or she exercises his or her options or a portion thereof. Instead, he or she will be taxed at the time he or she sells the Common Stock purchased pursuant to the option. The participant will be taxed on the excess of the amount for which he or she sells the stock over the price he or she had paid for the stock. If the participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the gain will be capital gain and the Company will not get a corresponding deduction. If the participant sells the stock at a gain prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of the exercise or the amount for which the stock is sold, will be taxed as ordinary income and the Company will be entitled to a corresponding deduction. If the participant sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss.

     A participant generally will not recognize income upon the grant of a stock appreciation right, performance unit award, or stock unit. At the time a participant receives payment under any such award, he or she generally will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the Common Stock received, and the Company will then be entitled to a corresponding deduction.

     A participant will not be taxed upon the grant of a restricted stock award if such award is not transferable by the participant and is subject to a "substantial risk of forfeiture," as defined in the Internal Revenue Code. However, when the shares of Common Stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AVON PRODUCTS, INC. 2000 STOCK INCENTIVE PLAN.

       PROPOSAL 4--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Unless otherwise directed by the Shareholders, proxies will be voted for ratification of the appointment by the Board of Directors, upon the recommendation of the Audit Committee, of PricewaterhouseCoopers L.L.P., Certified Public Accountants, as independent accountants for the year 2000. PricewaterhouseCoopers L.L.P. began auditing the accounts of the Company in 1989. If the appointment of PricewaterhouseCoopers L.L.P. is not ratified by the Shareholders, the Audit Committee will reconsider its recommendation. The Company is informed that no member of PricewaterhouseCoopers L.L.P. has any direct or any material indirect financial interest in the Company or any of its subsidiaries. A member of the firm will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

     With respect to the proposal to ratify the appointment of PricewaterhouseCoopers L.L.P. as independent accountants, Shareholders may direct that their votes be cast for or against such proposal, or may abstain, by marking the appropriate box on the proxy card.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS L.L.P. AS INDEPENDENT ACCOUNTANTS FOR THE YEAR 2000.

                                  OTHER MATTERS

     In November 1999, the Company was notified by Mrs. Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Avenue, NW, Suite 215, Washington DC 20037, that she intended to submit at the annual meeting a proposal recommending that the Company disclose in its annual report the average percentages of male sales representatives and male employees working as telephone operators, receptionists and secretaries throughout the world. Following discussion with Mrs. Davis the Company agreed to disclose such information commencing with its annual report for the year 2000, and Mrs. Davis agreed to withdraw her proposal.

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

                             SOLICITATION OF PROXIES

     The cost of the solicitation of proxies on behalf of Avon will be borne by Avon. Directors, officers and other employees of Avon may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, Avon has retained Morrow & Co., Inc. at a fee estimated not to exceed $20,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. Avon will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending Avon's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Any proposal that a Shareholder may desire to have included in the Company's proxy material for presentation at the 2001 Annual Meeting must be received by the Company at Avon Products, Inc., 1345 Avenue of the Americas, New York, New York 10105, Attention: Secretary, on or prior to November 24, 2000.

     Upon the written request of any Shareholder to the Shareholder Relations Department (Attention: Marilyn Reynolds) at the address listed above (telephone number 212-282-5619), the Company will provide without charge a copy of its Annual Report on Form 10-K for 1999, as filed with the Securities and Exchange Commission.


                                          By Order of the Board of Directors


                                          Ward M. Miller, Jr.
                                          SENIOR VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY



March 27, 2000
New York, New York

--------------------------------------------------------------------------------

     If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your Shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your Shares.

--------------------------------------------------------------------------------


If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:


                               MORROW & CO., INC.
                                 445 Park Avenue
                            New York, New York 10022
                                 (212) 754-8000

                          Call Toll-Free 1-800-662-5200

                                                                      APPENDIX A

                               AVON PRODUCTS, INC.

                         YEAR 2000 STOCK INCENTIVE PLAN


                              SECTION 1 DEFINITIONS

     1.1 DEFINITIONS. Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

     (a) "BOARD OF DIRECTORS" means the board of directors of the Company.

     (b) "CHANGE IN CONTROL" means the first to occur of the following events:

               (i) any person (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), but including a `group' as defined in
          Section 13(d)(3) of the Exchange Act (a "Person"), becomes the beneficial owner of shares of the company having at least twenty percent (20%) of the total number of votes that may be cast for the election of directors of the Company (the "Voting Shares"); provided that no Change of Control will occur as a result of an acquisition of stock by the Company which increases, proportionately, the stock representing the voting power of the Company owned by such person or group above twenty percent (20%) of the voting power of the Company, and provided further that if such person or group acquires stock representing more than twenty percent (20%) of the voting power of the Company by reason of share purchases by the Company, and after such share purchases by the Company acquires any additional shares representing voting power of the Company, then a Change of Control shall occur; or

               (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of the Company's assets or combination of the foregoing transactions (a "Transaction") other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity excluding for this purpose any shareholder owning directly or indirectly more than ten percent (10%) of the shares of the other company involved in the merger,

          (c) "CODE" means the Internal Revenue Code of 1986, as amended.

          (d) "COMMITTEE" means the committee appointed by the Board of Directors to administer the Plan, each member of which must be an "outside director" for purposes of Section 162(m) of the Code, and a "non-employee director" for purposes of Rule 16b-3 of the Exchange Act.

          (e) "COMPANY" means Avon Products, Inc., a New York corporation.

          (f) "DISABILITY" has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability shall mean that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of a Disability shall be made by the Committee and shall be supported by advice of a physician competent in the area to which such Disability relates.

          (g) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

          (h) "FAIR MARKET VALUE" shall mean the average of the high and low sale prices of a share of Common Stock on the New York Stock Exchange, Inc. composite tape on the date of measurement, as published in the Wall Street Journal, or on any date as determined by the Committee and if there were no trades on such date, on the day on which a trade occurred next preceding such date.

          (i) "OPTION" means a non-qualified stock option or an incentive stock option.

          (j) "OVER 10% OWNER" means an individual who at the time an Incentive Stock Option is granted owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

          (k) "PARTICIPANT" means an individual who received a Stock Incentive hereunder.

          (l) "PLAN" means the Avon Products, Inc. Year 2000 Stock Incentive
     Plan.

          (m) "RETIREMENT" shall mean termination of a Participant's employment with the Company or a Subsidiary on or after (i) the Participant's 65th birthday, (ii) the Participant's 55th birthday if the Participant has completed at least 15 years of service, or (iii) the earliest date the Participant's age and years of service add up to 85 or more. Subject to Committee approval, a different definition of Retirement may be applicable to a Participant employed outside of the United States who is subject to local retirement laws and programs

          (n) "STOCK" means the Company's common stock, $0.25 par value.

          (o) "STOCK INCENTIVE AGREEMENT" means an agreement between the Company and a Participant or other documentation evidencing an award of a Stock Incentive.

          (p) "STOCK INCENTIVE PROGRAM" means a written program established by the Committee, pursuant to which Stock Incentives are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

          (q) "STOCK INCENTIVES" means, collectively, Incentive Stock Options, Non-Qualified Stock Options, Performance Unit Awards, Stock Units, Stock Appreciation Rights and Stock Awards, including "Restricted Stock" Awards.

          (r) "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

                       SECTION 2 THE STOCK INCENTIVE PLAN

     2.1 PURPOSE OF THE PLAN. The Plan is intended to (a) provide incentives to officers and employees of the Company and its subsidiaries to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining key personnel.

     2.2 STOCK SUBJECT TO THE PLAN. Subject to adjustment in accordance with
Section 5.2, 18,250,000 shares of Stock (the "Maximum Plan Shares") are hereby reserved exclusively for issuance pursuant to Stock Incentives, of which no more than 6,000,000 may be issued in the form of Restricted Stock Awards. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall again be available for purposes of the Plan.

     2.3 ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Committee. The Committee shall have full authority in its discretion to determine the officers and employees of the Company or its subsidiaries to whom Stock Incentives shall be granted and the terms and provisions of Stock Incentives, subject to the Plan; provided, however, that any award of a Stock Incentive to any employee who is also a member of the Board of Directors shall be approved by the majority of "non-employee directors," as defined in Rule 16b-3 as promulgated under the Exchange Act, then serving as members of the Board of Directors, upon the recommendation of the Committee. Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Incentive Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Committee's decisions shall be final and binding on all Participants.

     2.4 ELIGIBILITY AND LIMITS. Stock Incentives may be granted to officers and employees of the Company and its subsidiaries and, to non-management directors of the Company including non-management directors who serve on the Committee. Any other provisions of the Plan to the contrary notwithstanding, non-management directors shall be entitled to receive Stock Incentives in substantially similar amounts, subject to terms and conditions set forth in a separate Stock Incentive Program applicable only to non-management directors, approved by the Board of Directors. Incentive stock options, however, may be granted only to an employee of the Company or any subsidiary. In the case of incentive stock options, the aggregate Fair Market Value (determined as at the date an incentive stock option is granted) of stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries shall not exceed $100,000; provided further, that if the limitation is exceeded, the incentive stock option(s) which cause the limitation to be exceeded shall be treated as non-qualified stock option(s).

                       SECTION 3 TERMS OF STOCK INCENTIVES

     3.1 Terms and Conditions of all Stock Incentives.

          (a) The number of shares of Stock as to which a Stock Incentive shall be granted shall be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan. The number of shares as to which Stock Options or Stock Appreciation rights may be granted to any one Participant during the term of the Plan, however, shall not exceed 10% of the Maximum Plan Shares that may be issued under the Plan.

          (b) Each Stock Incentive shall either be evidenced by a Stock Incentive Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, or be made subject to the terms of a Stock Incentive Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate. Each Stock Incentive Agreement or Stock Incentive Program shall be subject to the terms of the Plan.

          (c) The date a Stock Incentive is granted shall be the date on which the Committee has approved the terms and conditions of the Stock Incentive and has determined the recipient of the Stock Incentive and the number of shares covered by the Stock Incentive.

          (d) In the case of Stock Options, in the event of a Change of Control, each outstanding option shall automatically become fully exercisable. Each Stock Incentive Agreement or Stock Incentive Program, alternatively, may provide that, in the event of a Change in Control subject to approval of the Committee, the Stock Incentive shall be cashed out on the basis of any price not greater than the highest price paid for a share of Stock in any transaction reported by the New York Stock Exchange or any national securities exchange selected by the Committee on which the shares of Stock are then actively traded during a specified period immediately preceding or ending on the date of the Change in Control or offered for a share of Stock in any tender offer occurring during a specified period immediately preceding or ending on the date the tender offer commences; provided that, in no case shall any such specified period exceed ninety (90) days (the "Change in Control Price"). For purposes of this Subsection, the cash-out of a Stock Incentive shall be determined as follows:

               (i) Options shall be cashed out on the basis of the excess, if any, of the Change in Control Price (but not more than the Fair Market Value of the Stock on the date of the cash-out in the case of Incentive Stock Options) over the Exercise Price;

               (ii) Stock Awards and Stock Units shall be cashed out in an amount equal to the Change in Control Price with or without regard to any conditions or restrictions otherwise applicable to any such Stock Incentive; and

               (iii) Stock Appreciation Rights and Performance Unit Awards shall be cashed out with or without regard to any conditions or restrictions otherwise applicable to any such Stock Incentive and the amount of the cash-out shall be determined by reference to the number of shares of Stock that would be required to pay the Participant in kind for the value of the Stock Incentive as of the date of the Change in Control multiplied by the Change in Control Price.

          (e) Section 3.1(d) above notwithstanding, the Board of Directors may, in lieu of any cash out of Options, Stock Appreciation Rights, or Restricted Stock Awards, approve an agreement or agreements with the prospective new owner of the Company, or the surviving entity of any merger or other business combination, the binding effect of which would be to cause such new owner or surviving entity, as the case may be, to agree to adopt the Plan and maintain it, with respect to all outstanding Options, Stock Appreciation Rights and Restricted Stock Awards, to adopt outstanding Stock Award Agreements, and continue in effect their respective terms, provided, that equitable adjustments shall be made to reflect the relative value of the Stock prior to and following the Change of control. Alternatively, such agreement or agreements would cause the new owner of the Company or the surviving entity of any merger or other business combination, to grant new Options, Stock Appreciation Rights or Restricted Stock Awards in substitution for unexercised Options, Stock Appreciation Rights and Restricted Stock Awards granted by the Plan, provided, that such substituted stock incentives shall have a value not less than the value as of the time of the Change of Control of the stock incentives which they are replacing.

          (f) Any Stock Incentive may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Incentive. Exercise or vesting of a Stock Incentive granted in connection with another Stock Incentive may result in a pro rata surrender or cancellation of any related Stock Incentive, as specified in the applicable Stock Incentive Agreement or Stock Incentive Program.

     3.2 TERMS AND CONDITIONS OF OPTIONS. Each Option granted under the Plan shall be evidenced by a Stock Incentive Agreement. At the time any Option is granted, the Committee shall determine whether the Option is to be an incentive stock option described in Code Section 422 or a non-qualified stock option, and the Option shall be clearly identified as to its status as an incentive stock option or a non-qualified stock option. An incentive stock option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company's stockholders.

          (a) OPTION PRICE. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the "Exercise Price") per share of Stock purchasable under any Option shall be as set forth in the applicable Stock Incentive Agreement, but in no event shall it be less than the Fair Market Value on the date the Option is granted. With respect to each grant of an incentive stock option to a Participant who is an Over 10% Owner, the Exercise Price shall not be less than 110% of the Fair Market Value on the date the Option is granted. The Exercise Price of an Option may not be amended or modified after the grant of the Option, and an

     Option may not be surrendered in consideration of or exchanged for a grant of a new Option having a "repriced" Exercise Price below that of the Option which was surrendered or exchanged.

          (b) OPTION TERM. Any incentive stock option granted to a Participant who is not an Over 10% Owner shall not be exercisable after the expiration of ten (10) years after the date the Option is granted. Any incentive stock option granted to an Over 10% Owner shall not be exercisable after the expiration of five (5) years after the date the Option is granted. The term of any non-qualified stock option shall be as specified in the applicable Stock Incentive Agreement.

          (c) PAYMENT. Payment for all shares of Stock purchased pursuant to exercise of an Option shall be made in any form or manner authorized by the Committee in the Stock Incentive Agreement or by amendment thereto, including, but not limited to, cash or, if the Stock Incentive Agreement provides, (i) by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery; or (ii) in a cashless exercise through a broker.

          (d) CONDITIONS TO THE EXERCISE OF AN OPTION. Each Option granted under the Plan shall be exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Incentive Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Stock Incentive Agreement to the contrary.

          (e) TERMINATION OF INCENTIVE STOCK OPTION. With respect to an incentive stock option, in the event of termination of employment of a Participant, the Option or portion thereof held by the Participant which is unexercised shall expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of termination of employment; provided, however, that in the case of a holder whose termination of employment is due to death or Disability, one (1) year shall be substituted for such three (3) month period. For purposes of this Subsection (e), termination of employment of the Participant shall not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the incentive stock option of the Participant in a transaction to which Code Section 424(a) is applicable.

          (f) SPECIAL PROVISIONS FOR CERTAIN SUBSTITUTE OPTIONS. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

          (g) TERMINATION BY REASON OF DEATH, DISABILITY OR RETIREMENT. Unless otherwise determined by the Committee, if an optionee's employment terminates by reason of death, Disability or Retirement, any Stock Option held by such optionee may thereafter be fully exercised by the optionee (whether or not the Stock Option was fully exercisable, unless provided otherwise in the option agreement) for a period of two years from the date of such termination of employment (three years in the case of a Retirement) or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

          (h) TRANSFERABILITY OF OPTIONS. Stock incentives shall not be transferable or assignable except (i) by will or the laws of descent and distribution, or (ii) with respect to Non-Qualified Options only, to a transferee whom the Participant has transferred Options by gift, provided, such transferee must be a member of the Participant's family or a family trust or partnership as approved by the Compensation Committee. Options may be exercisable only by the Participant, by the legal representative of the Participant, or by such a transferee.


     3.3 TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS. Each Stock Appreciation Right granted under the Plan shall be evidenced by a Stock Incentive Agreement. A Stock Appreciation Right shall entitle the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price which, in the case of a Stock Appreciation Right granted in connection with an Option, shall be not less than the Exercise Price of that number of shares subject to that Option. A Stock Appreciation Right granted in connection with a Stock Incentive may only be exercised to the extent that the related Stock Incentive has not been exercised, paid or otherwise settled.

          (a) SETTLEMENT. Upon settlement of a Stock Appreciation Right, the Company shall pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

          (b) CONDITIONS TO EXERCISE. Each Stock Appreciation Right granted under the Plan shall be exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Incentive Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

     3.4 TERMS AND CONDITIONS OF STOCK AWARDS. The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, shall be as the Committee determines. Stock Awards that are subject to restriction are subject to Section 4 of the Plan. In no event shall Stock Awards made under the Plan, inclusive of Restricted Stock Awards, exceed 6,000,000 shares of Stock, provided, however, that in the event that shares of Stock subject to Stock Awards are forfeited by a Participant such shares of Stock may again be subject to a new Stock Award under the Plan.

     3.5 TERMS AND CONDITIONS OF PERFORMANCE UNIT AWARDS. A Performance Unit Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee. At the time of the grant, the Committee must determine the base value of each unit, the number of units subject to a Performance Unit Award, the performance factors applicable to the determination of the ultimate payment value of the Performance Unit Award and the period over which Company performance shall be measured. The Committee may provide for an alternate base value for each unit under certain specified conditions.

          (a) PAYMENT. Payment in respect of Performance Unit Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine.

          (b) CONDITIONS TO PAYMENT. Each Performance Unit Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Performance Unit Award, the Committee, at any time before complete termination of such Performance Unit Award, may accelerate the time or times at which such Performance Unit Award may be paid in whole or in part.

     3.6 TERMS AND CONDITIONS OF STOCK UNITS. Stock Units shall entitle the Participant to receive at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee shall determine the factors which will govern the portion of the rights so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment. Stock Unit awards containing performance criteria, or other restrictions, may be designated as "Restricted Stock Units." The Committee may approve periodic cash payments related to Stock Units in lieu of a dividend equivalent.

          (a) PAYMENT. Payment in respect of Stock Units may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine.

          (b) CONDITIONS TO PAYMENT. Each Stock Unit granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Stock Unit, the Committee, at any time before complete termination of such Stock Unit, may accelerate the time or times at which such Stock Unit may be paid in whole or in part.

     3.7 TREATMENT OF AWARDS UPON TERMINATION OF EMPLOYMENT. Except as otherwise provided by Plan Section 3.2(e) and (g), any award under this Plan to a Participant who has terminated employment may be cancelled, accelerated, paid or continued, as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine. The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect the Participant's period of service from the date of grant through the date of the Participant's termination of employment or such other factors as the Committee determines are relevant to its decision to continue the award.

     3.8 FOREIGN PARTICIPANTS. In order to facilitate the making of any award or combination of awards under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals, or who are employed outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.

                         SECTION 4 RESTRICTIONS ON STOCK

     4.1 GRANT OF AWARDS. All awards of Restricted Stock shall be evidenced by book-entry registration with the Company's stock transfer agent. The Committee shall (i) select the officers and key employees to whom Restricted Stock may from time to time be granted; (ii) determine the number of shares to be covered by each such award and (iii) determine the terms and conditions of each grant, which may include periodic cash payments equal to dividend equivalent amounts. All awards shall be covered by a Restricted Stock Agreement executed by the Company and the recipient in such form as the Company shall approve, containing such terms as shall not be inconsistent with the Plan. The Committee shall prescribe the conditions that must be met in order to effect the lapse of restrictions (vesting) for awards, which shall include requirements as to continued employment and, in its discretion, the achievement of performance based criteria.

     4.2 FORFEITURE OF SHARES. Notwithstanding any vesting schedule set forth in any Stock Incentive Agreement or Stock Incentive Program, in the event that the Committee determines that a Participant violated a noncompetition agreement as set forth in the Stock Incentive Agreement or Stock Incentive Program, all Stock Incentives and shares of Stock issued to the holder pursuant to the Plan shall be forfeited; provided, however, that the Company shall return to the holder the lesser of any consideration paid by the participant in exchange for Stock issued to the Participant pursuant to the Plan or the then Fair Market Value of the Stock forfeited hereunder.

     4.3 RESTRICTIONS ON TRANSFER. The Participant shall not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program shall be void. The Company shall not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program, and the shares so transferred shall continue to be bound by the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program.

                          SECTION 5 GENERAL PROVISIONS

     5.1 WITHHOLDING. The Company shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Award, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Award. A Participant may pay the withholding tax in cash, or, if the applicable Stock Incentive Agreement or Stock Incentive Program provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the exercise or payment date, is sufficient to satisfy federal, state and local, withholding taxes arising from the exercise or payment of a Stock Incentive.

     5.2  CHANGES IN CAPITALIZATION; MERGER; LIQUIDATION.

          (a) The number of shares of Stock reserved for the grant of Options, Performance Unit Awards, Stock Units, Stock Appreciation Rights and Stock Awards; the number of shares of Stock reserved for issuance upon the exercise or payment, as applicable, of each outstanding Option, Performance Unit Award, Stock Unit and Stock Appreciation Right and upon vesting or grant, as applicable, of each Stock Award; the Exercise Price of each outstanding Option and the specified number of shares of Stock to which each outstanding Stock Unit and Stock Appreciation Right pertains shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

          (b) In the event of a merger, consolidation or other reorganization of the Company or tender offer for shares of Stock, the Committee may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate to reflect such merger, consolidation, reorganization or tender offer, including, without limitation, the substitution of new awards, or the adjustment of outstanding awards, the acceleration of awards or the removal of restrictions on outstanding awards. Any adjustment pursuant to this Section 5.2 may provide, in the Committee's discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Stock Incentive, but shall not otherwise diminish the then value of the Stock Incentive.

          (c) The existence of the Plan and the Stock Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding. 5.3 COMPLIANCE WITH CODE. All incentive stock options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all incentive stock options granted hereunder shall be construed in such manner as to effectuate that intent.

     5.4 RIGHT TO TERMINATE EMPLOYMENT. Nothing in the Plan or in any Stock Incentive shall confer upon any Participant the right to continue as an employee or officer of the Company or any of its subsidiaries or affect the right of the Company or any of its affiliates to terminate the Participant's employment at any time.

     5.5 NON-ALIENATION OF BENEFITS. Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

     5.6 LISTING AND LEGAL COMPLIANCE. The Committee may suspend the exercise or payment of any Stock Incentive so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

     5.7 TERMINATION AND AMENDMENT OF PLAN. The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No such termination or amendment without the consent of the holder of a Stock Incentive shall adversely affect the rights of the Participant under such Stock Incentive.

     5.8 STOCKHOLDER APPROVAL. The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Stock Incentive granted hereunder shall be void.

     5.9 CHOICE OF LAW. The laws of the State of New York shall govern the Plan, to the extend not preempted by federal law.

     5.10 EFFECTIVE DATE OF PLAN. The Plan shall become effective upon the date the Plan is approved by the stockholders of the Company.

                                 [LOGO] A V O N
                              the company for women

--------------------------------------------------------------------------------

                               AVON PRODUCTS, INC.
            PROXY CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   AND FIDELITY MANAGEMENT TRUST CO., TRUSTEE

     The undersigned hereby appoints Robert J. Corti, Ward M. Miller, Jr.,
P and C. Richard Mathews, and each of them, proxies, with full power of substitution and resubstitution, to vote and act with respect to all
R shares of the Company's Common Stock (the "Shares") owned of record by the undersigned and which the undersigned is entitled to vote, at the Annual
O Meeting of Shareholders of the Company to be held on May 4, 2000, and at any adjournments or postponements thereof, as specified on the
X reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.
Y
     The undersigned also provides instructions to Chase Manhattan Bank, N.A., Trustee, and Fidelity Management Trust Co., Trustee to vote shares of the common stock of the Company allocated, respectively, to accounts the undersigned may have under the Avon Products, Inc. Personal Savings Account Plan or the Avon-Mirabella/Lomalinda Employee Savings Plan, and which are entitled to be voted at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card. Unless your card is received by May 1, 2000, and unless you have specified your directions, your shares cannot be voted by the Trustees.

     IF NO SPECIFICATION IS MADE ON THE REVERSE SIDE OF THIS CARD:

     o All such shares owned of record by the undersigned will be voted FOR the election of nominees proposed for election as directors and FOR Proposals 3 and 4.

     o All such shares allocated under the Avon Products, Inc. Personal Savings Account Plan and the Avon-Mirabella/Lomalinda Employees Savings Plan WILL NOT BE VOTED.

                       NOMINEES FOR ELECTION AS DIRECTORS

CLASS OF 2003: STANLEY C. GAULT, ANDREA JUNG AND PAULA STERN
CLASS OF 2001: JOSE FERREIRA, JR. AND SUSAN KROPF

Instruction for Cumulative Voting for each Class listed above: Unless otherwise specified below, this proxy/instruction card shall authorize the proxies listed above to cumulate all votes which the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for the Class of 2003 listed above, and separately, for the Class of 2001 listed above, as such proxies shall determine in their sole and absolute discretion, in order to maximize the number of such nominees elected to each such class of Avon's Board of Directors. To specify a method of cumulative voting, write "Cumulate For" and the number of Shares and the name(s) of the nominee(s) in the space provided below.

                                                                     SEE REVERSE
                                                                         SIDE
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE




                                      AVON
                              the company for women

                         ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 4, 2000
                                    10:00 A.M.
                                THE GRAND SALON
                               AT THE ESSEX HOUSE
                             160 CENTRAL PARK SOUTH
                               NEW YORK, NEW YORK

--------------------------------------------------------------------------------


[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.                              1305

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

1. Proposal 1
   Election of Directors to the Class of 2003 (see reverse).

     [ ] FOR    [ ] WITHHELD

------------------------------------------------------------------------------
To withhold authority for any nominee(s) for the Class of 2003, write the name(s) of such nominee(s) in the space provided above.

2. Proposal 2
   Election of Directors to the Class of 2001 (see reverse)

     [ ] FOR    [ ] WITHHELD

------------------------------------------------------------------------------
To withhold authority for any nominee(s) for the Class of 2001, write the name(s) of such nominee(s) in the space provided above.

3. Proposal 3
   Approve Stock Incentive Plan.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

4. Proposal 4
   Ratification of the appointment of PricewaterhouseCoopers as Avon's Independent accountants.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

                PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY!

                Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                ---------------------------------------------------

                ---------------------------------------------------
                SIGNATURE(S)                        DATE

THIS PROXY REVOKES ALL PRIOR DATED PROXIES. THE SIGNER HEREBY ACKNOWLEDGES RECEIPT OF AVON'S PROXY STATEMENT DATED MARCH 27, 2000.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE





                                      AVON
                              the company for women